                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                SCHEDULE 13G



                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO.      16)*

                      AMERICAN BUSINESS PRODUCTS, INC.
                              (NAME OF ISSUER)

                          COMMON STOCK $2 PAR VALUE
                       (TITLE OF CLASS OF SECURITIES)

                                  024763104
                               (CUSIP NUMBER)




CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT [ ]. (A FEE IS NOT REQUIRED ONLY IF THE FILING PERSON : (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13D-7).

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).





SEC 1745 (10-88)
                               PAGE 1 OF 8 PAGES

                                      13G
CUSIP NO.  024763104                                           PAGE 2 OF 8 PAGES


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 CURTIS INVESTMENT COMPANY, LP
                 58-6037176
------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                           A { }
                          JOINT FILING     B {X}
------------------------------------------------------------------------------

3        SEC USE ONLY


------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                 GEORGIA LIMITED PARTNERSHIP
------------------------------------------------------------------------------

                                  5        SOLE VOTING POWER

                                                   3,764,962
                                           -----------------------------------
         NUMBER OF
          SHARES                  6        SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                                     -0-
           EACH                            -----------------------------------
       REPORTING
          PERSON                  7        SOLE DISPOSITIVE POWER
           WITH
                                                   3,764,962
                                           -----------------------------------

                                  8        SHARED DISPOSITIVE POWER

                                                      -0-
------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,764,962
------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 23.0%
------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                 PN
------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                      13G
CUSIP NO.  024763104                                           PAGE 3 OF 8 PAGES

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 LONNIE C. BAXTER
                 ###-##-####
------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                           A { }
                          JOINT FILING     B {X}
------------------------------------------------------------------------------

3        SEC USE ONLY

------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                 UNITED STATES OF AMERICA
------------------------------------------------------------------------------

                                  5        SOLE VOTING POWER

                                                   4,003,726
                                           ------------------------------------
         NUMBER OF
          SHARES                  6        SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                                  62,785
           EACH                            ------------------------------------
       REPORTING
          PERSON                  7        SOLE DISPOSITIVE POWER
           WITH
                                                   4,003,726
                                           ------------------------------------

                                  8        SHARED DISPOSITIVE POWER

                                                   62,785
-------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,919,198
-------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         EXCLUDES:  TRUSTEE         77,454           ARCADIA            2,250
                    CUSTODIAN       25,917           TRUST RBC         41,692
                                                                      -------
                                                                      147,313

-------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 23.9%
------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                 IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              AMENDMENT NO. 16
                                     TO
                                STATEMENT ON
                                SCHEDULE 13G
                               FILED WITH THE
                     SECURITIES AND EXCHANGE COMMISSION
                                ON BEHALF OF
                        CURTIS INVESTMENT COMPANY, LP
                                     AND
                              LONNIE C. BAXTER

CUSIP NO.  024763 10 4                                               PAGE 4 OF 8

                                  SCHEDULE 13G


ITEM 1 (A) - NAME OF ISSUER
---------------------------

         AMERICAN BUSINESS PRODUCTS, INC.

ITEM 1 (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
----------------------------------------------------------

         2100 RIVEREDGE PARKWAY, SUITE 1200, ATLANTA, GA  30328

ITEM 2 (A) - NAME OF PERSON FILING
----------------------------------

         CURTIS INVESTMENT COMPANY, LP

ITEM 2 (B) - ADDRESS OF PRINCIPAL BUSINESS OFFICE
-------------------------------------------------

         2100 RIVEREDGE PARKWAY, SUITE 1200, ATLANTA, GA  30328

ITEM 2 (C) - CITIZENSHIP
------------------------

         GEORGIA LIMITED PARTNERSHIP

ITEM 2 (D) - TITLE OF CLASS OF SECURITIES
-----------------------------------------

         COMMON STOCK, $2 PAR VALUE

ITEM 2 (E) - CUSIP NUMBER
-------------------------

         024763 10 4

ITEM 3
------

         THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

ITEM 4 - OWNERSHIP AS OF DECEMBER 31, 1995
------------------------------------------

         (A)     AMOUNT BENEFICIALLY OWNED:  3,764,962
         (B)     PERCENT OF CLASS:  23.0%
         (C)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                 (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  3,764,962
                 (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  0
                 (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF:  3,764,962
                 (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF:  0

CUSIP NO.  0247630 10 4                                              PAGE 5 OF 8


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
-----------------------------------------------------

         NOT APPLICABLE

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
------------------------------------------------------------------------

         NOT APPLICABLE

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
------------------------------------------------------------------------------

         NOT APPLICABLE

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------------------------------------------------------------------

         NOT APPLICABLE

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP
---------------------------------------

         NOT APPLICABLE

ITEM 10 - CERTIFICATION
-----------------------

         NOT APPLICABLE


                                  SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATE:    FEBRUARY 5, 1996

                                  CURTIS INVESTMENT COMPANY, LP



                                  BY:   /S/ LONNIE C. BAXTER
                                      ----------------------------------------
                                           LONNIE C. BAXTER
                                           MANAGING GENERAL PARTNER

                               AMENDMENT NO. 16
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                        CURTIS INVESTMENT COMPANY, LP
                                     AND
                               LONNIE C. BAXTER


CUSIP NO.  024763 10 4                                               PAGE 6 OF 8


                                 SCHEDULE 13G


ITEM 1 (a) - NAME OF ISSUER
---------------------------

         AMERICAN BUSINESS PRODUCTS, INC.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
----------------------------------------------------------

         2100 RIVEREDGE PARKWAY, SUITE 1200, ATLANTA, GA  30328

ITEM 2 (a) - NAME OF PERSON FILING
----------------------------------

         LONNIE C. BAXTER

ITEM 2 (b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE
-------------------------------------------------

         2100 RIVEREDGE PARKWAY, SUITE 1200, ATLANTA, GA  30328

ITEM 2 (c) - CITIZENSHIP
------------------------

         UNITED STATES OF AMERICA

ITEM 2 (d) - TITLE OF CLASS OF SECURITIES
-----------------------------------------

         COMMON STOCK, $2 PAR VALUE

ITEM 2 (e) - CUSIP NUMBER
-------------------------

         024763 10 4

ITEM 3
------

         THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

ITEM 4 - OWNERSHIP AS OF DECEMBER 31, 1995
------------------------------------------

        (A)     AMOUNT BENEFICIALLY OWNED:  4,066,511
        (B)     PERCENT OF CLASS:  24.8%
        (C)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  4,003,726
                (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 62,785 (CONSIST OF 21,093 SHARES HELD OF RECORD BY
                         HENRY CURTIS FAMILY TRUST OF 1990 OF WHICH
                         MS. BAXTER IS A CO-TRUSTEE AND 41,692 SHARES OWNED BY THE RESIDUARY TRUST UNDER THE WILL OF
                         RICHARD B. CURTIS FOR WHICH MS. BAXTER SHARES VOTING AND INVESTMENT POWER WITH RICHARD B. CURTIS, JR.
                         AND SUNTRUST BANK, ATLANTA.)
                (III)    SOLE POWER TO DISPOSE  OR TO DIRECT THE DISPOSITION
                         OF:  4,003,726

CUSIP NO.  024763 10 4                                               PAGE 7 OF 8



                 (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF: 62,785 (CONSIST OF 21,093 SHARES HELD OF RECORD BY HENRY CURTIS FAMILY TRUST OF 1990 OF WHICH
                          MS. BAXTER IS A CO-TRUSTEE AND 41,692 SHARES OWNED BY THE RESIDUARY TRUST UNDER THE WILL OF
                          RICHARD B. CURTIS FOR WHICH MS. BAXTER SHARES VOTING AND INVESTMENT POWER WITH RICHARD B. CURTIS, JR. AND SUNTRUST BANK, ATLANTA.)

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
-----------------------------------------------------

         NOT APPLICABLE

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
------------------------------------------------------------------------

         NOT APPLICABLE

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
------------------------------------------------------------------------------

         NOT APPLICABLE

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------------------------------------------------------------------

         NOT APPLICABLE

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP
---------------------------------------

         NOT APPLICABLE

ITEM 10 - CERTIFICATION
-----------------------

         NOT APPLICABLE


                                  SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATE:    FEBRUARY 5, 1996





                                  BY:        /S/ LONNIE C. BAXTER
                                     -------------------------------------------
                                            LONNIE C. BAXTER

CUSIP NO.  024763 10 4                                               PAGE 8 OF 8





                                  EXHIBIT 1



                                  AGREEMENT



         CURTIS INVESTMENT COMPANY, LP AND LONNIE C. BAXTER HEREBY AGREE THAT THE ATTACHED SCHEDULE 13G, AMEND NO. 16 DATED JANUARY 31, 1996 IS FILED ON BEHALF OF EACH OF US.

DATE:    FEBRUARY 5, 1996



                                           /S/ LONNIE C. BAXTER
                                           -------------------------------------
                                           LONNIE C. BAXTER


                                           CURTIS INVESTMENT COMPANY, LP



                                           BY: /S/ LONNIE C. BAXTER
                                               ---------------------------------
                                                  LONNIE C. BAXTER
                                                  MANAGING GENERAL PARTNER